Exhibit 6.02

                            PATENT LICENSE AGREEMENT

                                     BETWEEN

                          CARDGUARD INTERNATIONAL, INC.

                                       AND

                     INFORMATION RESOURCE ENGINEERING, INC.

                                  RELATING TO -

                      FINGERPRINT IDENTIFICATION TECHNOLOGY

    * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


         THIS LICENSE AGREEMENT is made effective as of July 30, 1997 ("the effective date") by and between CardGuard International, Inc., a North Carolina corporation having a principal place of business at 10 Park Plaza, P.O. Box 12694, Research Triangle Park, North Carolina 27709 (hereinafter referred to as "CardGuard") and Information Resource Engineering, Inc., a Delaware corporation having a principal place of business at 8029 Corporate Drive, Baltimore, Maryland 21236 (hereinafter referred to as "IRE").

                               W I T N E S S E T H

         WHEREAS, CardGuard has developed Inventions relating to fingerprint identification technology and owns full right, title and interest in U.S. Patent Application Serial No. 08/515,151, filed August 15, 1995, entitled "SELF-AUTHENTICATING IDENTIFICATION CARD WITH FINGERPRINT IDENTIFICATION" and U.S. Patent No. 5,623,562, issued therefrom on April 22, 1997;

         WHEREAS, IRE and CardGuard entered into a previous "Option" Agreement dated 14 March 1996, and

         WHEREAS, CardGuard has disclosed its inventions relating to fingerprint identification technology, including U.S. Patent Application Serial No. 08/515,151, in confidence to IRE;

         WHEREAS, IRE has a strong background in technologies relating to the design, development and manufacture of products which can incorporate fingerprint identification technology and is ready, willing and able to design and develop state-of-the-art products embodying fingerprint identification technology; and

         WHEREAS, IRE is interested in obtaining a license to make, use and sell products embodying CardGuard's inventions relating to fingerprint identification technology, including a license under the aforementioned Patent Application Serial No. 08/515,151 and U.S. Patent No. 3,623,552 issued therefrom;

         NOW, THEREFORE, for and in consideration of the mutual covenants, conditions and undertakings contained in this Agreement, CardGuard and IRE agree as follows:

                            ARTICLE 1 - DEFINITIONS

         1.1 "IRE" shall mean Information Resource Engineering, Inc. and its Subsidiaries.

         1.2 "Subsidiary" shall mean a corporation, company or other entity more than fifty percent (50%) of whose outstanding shares or securities (representing the right other than as affected by events of default, to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled directly by IRE, but such corporation, company or other entity shall be deemed to be a subsidiary only so long as such ownership or control exists.

         1.3 "Licensed Patent Applications" shall mean U.S. Application Serial No. 08/515,151, filed August 15, 1995, entitled "SELF-AUTHENTICATING IDENTIFICATION CARD WITH FINGERPRINT IDENTIFICATION", and any and all continuations, divisions, and continuations-in-part of Application Serial No. 08/515,151.

         1.4 "Licensed Patents" means all patents issuing from said Licensed Patent Applications and all reissued or reexamined patents issuing therefrom, including U.S. Patent 5,623,552.

         1.5 "Licensed Product" means any product, the manufacture, use of sale of which would, except for the licensed rights granted herein, infringe any claim of any Licensed Patents.

         1.6 "Net Selling Price" for purpose of computing running royalties shall mean, the greater of any of the following: (a) in the case of a sale of a Licensed Product to a third party customer at arm's length for monetary consideration, IRE's gross invoice price to the customer, less actual allowances far returns and less (to the extent separately stated an the invoices) cash and other trade discounts, shipping, customs and insurance charges, and sales, use, value added and similar taxes; (b) in the case of a transfer of a Licensed Product to a purchaser which does not deal at arm's length with IRE, or a transfer by IRE for other than monetary consideration, or the use of a Licensed Product by IRE, the Net Selling Price shall be calculated as the price at which IRE sells comparable quantities of Licensed Products at substantially the same time to customers dealing at arm's length; (c) in the case of any disposition of a Licensed Product by or an behalf of IRE, the Net Selling Price shall be IRE's fully burdened cost of manufacture, determined by IRE's customary accounting procedures, increased by a factor of one and one tenth (1.1); or (d) in the case of any disposition of a Licensed Product made by another manufacturer, by or an behalf of IRE, the Net Selling Price shall be the respective manufacturer's fully burdened cost of manufacture, determined by the respective manufacturer's customary accounting procedures, increased by a factor of one and one tenth (1.1).

         1.7 "Including" shall mean including without limitation.

         1.8 "Exclusive Field" shall mean the following markets: (i) computer security applications (including facilities and computer access control and information security applications utilizing computer networks including the Internet), and (ii) financial applications including government, treasury, banking and credit and debit cards and regulatory applications.

However, excluded from the Exclusive Field are devices and uses set forth in Attachment A to this Agreement as amended from time to time by written mutual agreement of the parties.

                           ARTICLE 2 - LICENSE GRANT

         2.1 CardGuard hereby grants to IRE a worldwide license in the Exclusive Field to make, use and sell Licensed Products and to have Licensed Products made by another in accordance with designs furnished by IRE, upon the terms and conditions set forth herein. CardGuard also hereby grants to IRE the right under the Licensed Patents to grant sublicenses to others.

         2.2 No right or license is granted by this Agreement, either expressly or by implication, to make, use or sell Licensed Products for applications outside the Exclusive Field.

         2.3 IRE agrees to mark all Licensed Products or products containing Licensed Products in accordance with 35 USC ss.287.

                  ARTICLE 3 - PAYMENTS AND OTHER CONSIDERATION

         3.1 Beginning on the effective date of this Agreement and continuing for the life of this Agreement, IRE will pay CardGuard a non-refundable running royalty of five percent (5%) of the applicable Net Selling Price or royalty received-from all Licensed Products made, used, sold, sublicensed or otherwise disposed of by or on behalf of IRE in countries in which Licensed Products are covered by a valid patent. It is understood that, in the event a Licensed Product or products which incorporate other patents or intellectual property owned or licensed to IRE (IRE technology) is sold or such technology is sublicensed as part of one or more other products sold or marketed by IRE, the royalty with respect to such package sales would be based on a reasonably allocated portion of gross revenue (or royalty) generated by the Licensed Product only and not with respect to the value or sales price attributable to the applicable IRE technology and/or transaction card upon which the self-authenticating fingerprint identification card technology or intellectual property resides.

         3.2 IRE agrees to make payment of the aforesaid running royalty for sales during each calendar quarter within thirty (30) days after the first days of each January, April, July and October during the term of this Agreement. The date of sale of a Licensed Product shall be the invoice date or the date of any other revenue related disposition or other disposition of a Licensed Product. Each payment of any royalty shall be accompanied by a report setting forth the computation of the royalty payment for such quarter, including a list of unit sales of Licensed Products by IRE's model number. All such royalty payments made in under this section shall be non-refundable and shall not be credited against any other payments or amounts made under this Agreement.

         3.3 In connection with such royalty payments, the sales and accounting records of IRE shall be available for inspection by CardGuard's independent public accountants during usual business hours for the purpose of verifying such reports. Such inspections shall be at the expense of CardGuard unless a variation or error exceeding $20,000, or the equivalent, is discovered in the course of any such inspection, whereupon all costs, expenses and fees relating thereto shall be paid by IRE.

         3.4 During the term of this Agreement, CardGuard agrees to timely pay all government maintenance fees associated with the Licensed Patents.

         3.5 In the event of default in payment of any royalties or other payments owed to CardGuard under the terms of this Agreement, and if it becomes necessary for CardGuard to undertake legal action to collect said royalties or payments, IRE shall pay all legal fees and costs incurred by CardGuard in connection therewith.

         3.6 IRE agrees to provide to CardGuard audited IRE financials on or before 31 March of each year. Such financials shall provide adequate details to allow CardGuard to reasonably determine that its business with IRE has been accurately reported by IRE's financial system. Should reasonable detail not be available in this audit, CardGuard may on written notice of at least ten (10) business days and no more often than once per year and at its own expense and using an independent audit firm experienced in such matters have reasonable access to IRE's accounts and records to verify these matters.

         3.7 At CardGuard's request, IRE agrees to consider proposals for sublicenses from any of CardGuard's prospective licensees. In the event that CardGuard with IRE's written consent licenses said prospective licensee for sales of Licensed Products in the Exclusive Field, CardGuard agrees to pay IRE fifty percent (50%) of all revenue it receives from same relating to sales or use of Licensed Products in the Exclusive Field. CardGuard agrees to make payment of the aforesaid revenues received during each calendar quarter within thirty (30) days after the first days of each January, April, July and October during the term of this Agreement. Each payment to IRE shall be accompanied by a report setting forth the computation of this revenue share payment for such quarter, including a list of unit sales of Licensed Products. All such payments made by CardGuard to IRE under this section shall be non-refundable and shall not be credited against any other payments made under this Agreement.

         3.8 CardGuard agrees to provide to IRE audited CardGuard financials on or before 31 March of each year. Such financials shall provide adequate details to allow IRE to reasonably determine that its business with CardGuard has been accurately reported by CardGuard's financial system. Should reasonable detail not be available in this audit, IRE may on written notice of at least ten (10) business days and no more often than once per year and at its own expense and using an Independent audit firm experienced in such matters have reasonable access to CardGuard's accounts and records to verify these matters.

         3.9 In the event IRE obtains a patent of patents for an invention or inventions pertaining to the subject matter claimed in the Licensed Patents, IRE agrees to grant CardGuard a nonexclusive license to use the inventions or such patent or patents for the full term of terms thereof. If CardGuard desires to grant sublicenses to use the IRE invention(s) it will submit written requests to IRE for its consent and approval which will in IRE's reasonable discretion be granted or denied. Such nonexclusive license shall be subject to a running royalty to be paid by CardGuard to IRE at a rate two (2) times the running royalty set forth in section 3.1.

                   ARTICLE 4 - AGREEMENT TERM AND TERMINATION

         4.1 This Agreement shall commence on the effective date and shall continue in full force and effect until the expiration date of the last of the Licensed Patents upon payment by IRE of Ten Thousand ($10,000) Dollars on the effective date. All such payments made under this section shall be non-refundable and shall not be credited against any other payments or amounts made under this Agreement.

         4.2 If after four (4) years from the date of this License IRE has not commercially developed the subject technologies to a reasonable level, CardGuard shall have a right to terminate this License Agreement subject to any sublicense then in effect by paying an amount of Ten Thousand ($10,000) Dollars to IRE. In the event CardGuard elects to terminate this License Agreement, IRE may terminate any license agreement granted to CardGuard under Section 3.8. Should CardGuard so elect, IRE will have an option to require CardGuard to repurchase IRE's CardGuard stock or any portion thereof at the subscription price set forth in this Agreement.

         4.3 It is expressly agreed that, notwithstanding the provisions of any other section of this Agreement, if IRE should fail to deliver to CardGuard any royalty at the time or times that the same should be due to CardGuard or if IRE should in any material respect violate or fail to keep or perform any covenant, condition, or undertaking of this Agreement on its part to be kept or performed hereunder, then and in such event CardGuard shall have the right to cancel and terminate this Agreement, and the license herein provided for, by written notice to IRE if IRE has failed to cure any such breach within thirty (30) days of receipt of written notice from CardGuard describing such breach. IRE's right to cure a breach will apply only to the first two breaches properly noticed under the terms of this Agreement, regardless of the nature of those breaches. Any subsequent breach by IRE will entitle CardGuard to terminate this Agreement upon proper notice.

         4.4 If any one party should be adjudged bankrupt or otherwise enter bankruptcy, then the other party shall have the right to cancel and terminate this Agreement and the license herein provided for by providing written notice to the one party.

         4.5 Any termination or cancellation under any provision of this Agreement shall not relieve IRE of its obligation to pay any royalty of other fees (including legal fees and costs pursuant to section 3.5 hereof) due or owed at the time of such cancellation or termination.

                            ARTICLE 5 - BEST EFFORTS

         5.1 IRE shall proceed diligently to conduct research and development programs to develop prototypes of Licensed Products during the course of this Agreement. IRE may subcontract parts of the required work and/or acquire needed technology from third party sources at its sole discretion.

                            ARTICLE 6 - INFRINGEMENT

         6.1 IRE shall notify CardGuard in writing of any suspected infringement(s) of the Licensed Patents and shall inform CardGuard of any evidence of such infringement(s).

         6.2 In the event any of the Licensed Patents are infringed by a third party, IRE shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement, with all related costs, attorneys' fees and expenses to be paid by IRE.

         6.3 Notwithstanding section 6.2, and in CardGuard's sole discretion, CardGuard shall be entitled to participate through counsel of its own choosing in any legal action involving the Licensed Patents.

         6.4 IRE shall be entitled to any recovery of damages resulting from any action or proceeding brought pursuant to section.6.2, however, in the event of any such recovery IRE shall pay CardGuard an amount equal to the amount of royalty due under section 3.1, if the acts of the third party were performed by IRE under this Agreement.

         6.5 IRE may not settle any action or proceeding brought pursuant to section 6.2 without the prior written approval from CardGuard which approval shall not be unreasonably withheld.

                               ARTICLE 7 - WAIVER

         7.1 It is agreed that no waiver by IRE or CardGuard of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                      ARTICLE 8 - PURCHASE OF COMMON STOCK

         8.1 Upon the terms and subject to the conditions hereinafter set forth, at the Closing, CardGuard shall sell, transfer and deliver and/or shall cause its existing shareholders to sell, transfer and deliver to IRE 1,120,660 shares of CardGuard's common stock (the "Common Stock") free and clear of all manner of liens, pledges, encumbrances, charges and claims thereon. Certificates evidencing the Common Stock shall be delivered by CardGuard to IRE at the Closing. Such certificates shall also be accompanied by evidence satisfactory to IRE of CardGuard's payment of any applicable transfer taxes. Said stock will not be issued in a transaction registered with the Securities and Exchange Commission and shall, therefore, be restricted from resale to the public. The Common Stock Certificate shall be in the form annexed hereto as Exhibit B.

         8.2 The shares of Common Stock to be delivered by CardGuard to IRE as set forth above shall constitute thirteen and 7/10 (13.70%) percent of the fully diluted issued and outstanding Common Stock of CardGuard as of the Closing Date, as hereinafter defined. The term "fully diluted" as used in this Agreement shall mean the number of shares of the Common Stock of CardGuard to be outstanding upon the exercise or conversion of all warrants, options or other securities convertible into the Common Stock of CardGuard as of the Closing Date, including the Common Stock to be issued on the Closing Date.

         The Common Stock issuable to IRE pursuant to this Article 8 shall be afforded "full-ratchet" anti-dilution protection. If, at any time or from time to time from the date of this

Agreement. CardGuard shall issue or sell any shares of Common Stock, except for Common Stock underlying existing Warrants, Options or other convertible securities in existence as of the date of this Agreement, for a consideration less than $.26 per share, then that number of additional shares of CardGuard Common Stock shall be issued to IRE so that the average per share price paid by IRE shall equal the lowest price hereafter paid for CardGuard Common Stock. This provision will terminate when CardGuard's Common Stock is traded on a national securities exchange.

         8.3 Upon the sale, transfer and delivery to IRE by the Company of the Common Stock, and in consideration therefor, IRE shall pay CardGuard at the Closing, in cash, wire transfer or by a certified or bank cashiers check the sum of Two Hundred Ninety Thousand ($290,000) Dollars, as full consideration for its subscription therefor.

         8.4 If CardGuard shall register any of its securities for sale pursuant to any appropriate Registration Statement under the Act, CardGuard shall be required to offer IRE the opportunity to register any or all of its CardGuard Common Stock ("the Registrable Securities"), without cost to IRE. In connection with these piggy-back registration rights, CardGuard shall give IRE notice by certified mail at least thirty (30) business days prior to the filing of such Registration Statement under the Act. The registration requirement shall not apply to a Registration Statement filed by CardGuard pursuant to Form S-8 or S-4, or any other inappropriate form. If the registration of which CardGuard gives notice is for a registered public offering involving an underwriting, CardGuard will so advise IRE. In such event, these registration rights shall be conditioned upon IRE's participation in such underwriting and the inclusion of the Registrable Securities in the underwriting to the extent provided herein. In the event that the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities. In such event, CardGuard shall so advise IRE of the number of shares of securities that are entitled to be included in the registration and the underwriting shall be allocated among IRE and other participants in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities which they had requested to be included in such registration statement at the time of filing the registration statement. If IRE disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to CardGuard and the underwriter, without thereby affecting the right of IRE to participate in subsequent offerings hereunder.

         8.5 CardGuard agrees to allow IRE to appoint one (1) member to CardGuard's Board of Directors for a 5-year period commencing at the effective date of this Agreement. CardGuard agrees to hold meetings of its Board of Directors no less frequently than one meeting each calendar quarter.

                   ARTICLE 9 - INDEPENDENT CONTRACTOR STATUS

         9.1 Neither party to this Agreement is an agent of the other for any purpose.

                            ARTICLE 10 - ARBITRATION

         10.1 All disputes arising in connection with the present Agreement and which cannot be resolved by the parties in a friendly manner shall be submitted to and finally settled by arbitration in accordance with the Rules of the American Arbitration Association. The arbitration shall be conducted in Baltimore, Maryland. The arbitration shall be governed in accordance with (i) the language of the Agreement and (ii) the substantive law of the State of Delaware, as is stated elsewhere in this Agreement. Arbitration, pursuant to this Section, shall be the exclusive remedy for all disputes under this Agreement, including but not limited to, the validity of the arbitration clause, fraud or issues of nonarbitrability. There shall be no recourse to law or other courts regarding interpretation of, or rights under, this Agreement, and each party hereby expressly renounces any such recourse. The arbitrator(s) is precluded from considering or awarding punitive or exemplary damages to any party in said arbitration. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

                      ARTICLE 11 - WARRANTIES/DISCLAIMERS

         11.1 CardGuard makes NO WARRANTIES, express or implied, that any Licensed Patents will issue, or that any Licensed Patents which do issue will remain valid or enforceable. CardGuard further makes NO WARRANTIES, express or implied, as to any matter whatsoever, including, without limitation, the condition of any right, invention, product or information that are the subject of this Agreement; the merchantability or fitness for a particular purpose of any right, invention, product or information; or that any right, invention, product or information does not infringe any patent or any other rights of another. ALL RIGHTS, LICENSES, INVENTIONS, PRODUCTS, TECHNOLOGY OR INFORMATION ARE TRANSFERRED "AS IS." CardGuard shall not be liable for any direct, consequential, or other damages suffered by IRE or any others resulting from the use of the right licensed hereunder.

                        ARTICLE 12 - COMPLETE AGREEMENT

         12.1 It is understood and agreed between CardGuard and IRE that this Agreement constitutes the entire agreement, both written and oral, between IRE and CardGuard and that all prior written or oral agreements between IRE and CardGuard shall be abrogated, canceled, and are null and void and of no effect. This Agreement may be changed only in writing stating that it is an amendment or modification to this Agreement, and signed by an authorized representative of each of the parties hereto.

                              ARTICLE 13 - NOTICES

         13.1 Any notice required or permitted to be given to CardGuard or IRE shall be deemed to have been properly given if delivered in person or mailed by first-class mail, postage prepaid, to the respective party at the address as set forth at the beginning of this Agreement or to such other addresses as may be designated in writing by a party from time to time during the term of this Agreement.

                           ARTICLE 14 - MISCELLANEOUS

         14.1 Any term or provision of this Agreement which is invalid or unenforceable or in conflict with the law of any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the validity of the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

         14.2 This Agreement does not constitute a partnership, joint venture or agency between CardGuard and IRE, nor shall either of the parties to this Agreement hold itself out as such contrary to the terms hereof by advertising or otherwise, nor shall either of the parties become bound or become liable because of any representation, action, or omission of the other.

         In WITNESS WHEREOF, CardGuard and IRE have executed this Agreement, In duplicate originals, by their respective persons or officers hereunto duly authorized.

IRE                                    CardGuard



BY:          /s/  A.A. Caputo          BY:         /s/  William F. Lane
   --------------------------------        --------------------------------

Print Name:  A.A. Caputo               Print Name: William F. Lane
           ------------------------                ------------------------

Title:       C.E.O.                    Title:      President
      -----------------------------           -----------------------------

                                  ATTACHMENT A
1.       Driver's Licenses

2.       Hunting Licenses

3.       Fishing and Boating Licenses

4.       Health Care, MediCare, Medicaid and Hospital/Medical Entitlement
         Program Cards*

5.       Military and National Identity (Citizenship) Cards

6.       Social Security Cards*

7.       Immigration and Naturalization Cards

8.       Passport/Visa Document Systems Cards

9. Building Entry/Security Cards/Systems (not related to network and computer access)

10.      Hotel Security, including Door Lock and In-Room Safe Systems

11. Campus Security/ID Cards/Systems (not related to network and computer access)

12. Testing ID/Security and Authentication (related to identity for test-taking: SAT, LSAT, GRE, Civil Service, private sector, Schools/MOS/Military, etc.

*To the extent that these cards are for ID purposes and excluding financial applications.